                                                                    EXHIBIT 99.1


Media contact:                                            Investor contact:
Michelle Griggy                                           John Kristoff
+1 330 490 3773                                           +1 330 490 5900
griggym@diebold.com                                       kristoj@diebold.com


FOR IMMEDIATE RELEASE:
April 22, 2003


DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported first quarter 2003 net income of $25,900,000, or diluted earnings per share of $.36, on revenue of $410,154,000, which was within the company's guidance of $.34 to $.39. This compares to first quarter 2002 net loss of ($6,646,000), or diluted loss per share of ($.09), after a cumulative effect of a change in accounting principle (SFAS 142, Goodwill and Other Intangible Assets) on revenue of $401,046,000. Before the cumulative effect of a change in accounting principle, 2002 first quarter income was $26,501,000, or diluted earnings per share of $.37, on revenue of $401,046,000.


FIRST QUARTER HIGHLIGHTS
     - Total revenue grew 2.3 percent and on a fixed exchange rate basis* increased 3.7 percent.
     - Security solutions revenue grew 22.8 percent as a result of revenue growth in the financial industry, government and retail markets.
     - Total Asia-Pacific revenue increased 32.0 percent and 27.2 percent fixed exchange rate.
     - Total revenue for the Americas grew by 5.3 percent on a fixed exchange rate basis.
     - Free cash flow* was $74.4 million compared to negative free cash flow of ($8.1) million during the first quarter 2002.
     - Net debt* was reduced to $13.3 million from $62.5 million at the end of 2002.
     - Inventory turns improved to 5.5 from 4.9 at the end of the first quarter of 2002.

*See accompanying notes for non-GAAP measures.

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PAGE 2/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS


FINANCIAL RESULTS

"Our results during the first quarter demonstrate that once again we delivered on our commitment by reporting earnings that were within our previously announced guidance. We were particularly pleased to have generated free cash flow of more than $74 million," said Walden W. O'Dell, Diebold chairman, president and chief executive officer.

"Our security business remained very strong, growing by 22.8 percent, which represents true organic growth and significant market share gains. Voting solutions revenue was weaker than expected during the first quarter due to the timing of product shipments. We still expect to achieve our 2003 voting growth target."

Overall, our fixed exchange rate financial self-service revenue increased slightly. Europe remained weak; the Americas region was up slightly, and Asia-Pacific increased significantly. We see global demand for new self-service products strengthening during the second half of the year as we roll out our new Opteva self-service hardware platform, which was unveiled on March 11 of this year," added O'Dell.

FIXED EXCHANGE RATE FIRST QUARTER ORDERS
Despite a challenging global economic environment, total orders for product and service increased in the high single-digit range. The Americas increased in the high single-digit range, led by strong North America orders and Asia-Pacific orders increased in the high double-digit range, while Europe, the Middle East and Africa (EMEA) orders decreased in the high single-digit range. Security orders remain strong, increasing well into the double digits.

Significant orders for the quarter included:
     - Five significant self-service orders totaling more than $24 million from large financial institutions in Europe.
     -    Orders for 700 new automated teller machines from two banks in India.
     - An $8 million order for the new Opteva and other self-service solutions from a large bank in the United States.
     - Orders valued at more than $8 million from three financial institutions in Brazil.
     -    A self-service order for nearly $5 million from a large bank in China.
     - A voting solution order valued at more than $4 million from one county in California.
     - Electronic security orders valued at more than $5 million for two government facilities and a large U.S. bank.
     - Physical security branch orders totaling more than $3 million from three banks in the United States.


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PAGE 3/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

REVENUE
Total revenue for the quarter was $410.2 million, up $9.1 million, or 2.3 percent and 3.7 percent on a fixed exchange rate basis. Total financial self-service revenue decreased 1.1 percent but increased 0.7 percent on a fixed exchange rate basis. Security solutions revenue grew 22.8 percent as a result of revenue growth in the financial industry, government and retail markets.


REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(In Thousands -- Quarter Ended March 31)

                                                             % Change   % Change
                                        2003        2002       GAAP     fixed rate
                                      --------    --------    ------    ----------
FINANCIAL SELF-SERVICE
Products                              $126,028    $131,381     -4.1%        0.7%
Services                               170,089     168,104      1.2%        0.8%
                                      --------    --------    ------     ------
     Total Fin. self-service           296,117     299,485     -1.1%        0.7%

SECURITY
Products                                48,411      35,450      36.6%      36.6%
Services                                58,594      51,689      13.4%      13.4%
                                      --------    --------    ------     ------
     Total Security                    107,005      87,139      22.8%      22.8%

                                      --------    --------    ------     ------
Total Fin. self-service & security     403,122     386,624       4.3%       5.8%

Voting solutions                         7,032      14,422     -51.2%     -51.2%


                                      --------    --------    ------     ------
Total Revenue                         $410,154    $401,046       2.3%       3.7%
                                      ========    ========    ======     ======


REVENUE SUMMARY BY GEOGRAPHIC AREA
(In Thousands -- Quarter Ended March 31)

                                                           % Change   % Change
                                        2003       2002      GAAP    fixed rate
                                     --------    --------  --------  ----------
THE AMERICAS
Financial self-service solutions     $208,087    $221,024    -5.9%     1.8%
security solutions                    106,805      86,772    23.1%    23.1%
                                     --------    --------    ----     ----
     subtotal                         314,892     307,796     2.3%     8.1%

Voting solutions                        7,032      14,422   -51.2%    -51.2%
                                     --------    --------    ----     ----
     Total Americas                   321,924     322,218    -0.1%     5.3%

ASIA-PACIFIC
Financial self-service solutions       31,481      23,734    32.6%    27.8%
Security solutions                        176         248   -29.0%   -29.0%
                                     --------    --------    ----     ----
Total Asia Pacific                     31,657      23,982    32.0%    27.2%

EUROPE, MIDDLE EAST, AFRICA
Financial self-service solutions       56,549      54,727     3.3%   -12.8%
security solutions                         24         119     N/A      N/A
                                     --------    --------    ----     ----
Total Europe, Middle East, Africa      56,573      54,846     3.1%   -12.9%

                                     --------    --------    ----     ----
Total Revenue                        $410,154    $401,046     2.3%     3.7%
                                     ========    ========    ====     ====

PAGE 4/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

CURRENCY IMPACT
During the quarter, revenue was impacted negatively by the year-over-year devaluation of the Brazilian real, offset in part by the strengthening euro and certain Asian currencies. The impact in the first quarter was approximately ($5.6) million versus the prior year. Given current exchange rates and assuming a 1 percent per month devaluation of the Brazilian real for the remainder of the year, exchange rate impacts would be slightly negative in the second quarter and positive in the third and fourth quarters, with the total year slightly positive.

GROSS MARGIN
Total gross margin for the first quarter was 30.3 percent, up from 29.4 percent in the first quarter 2002. The increase resulted from higher margins in product and service. Product gross margin increased to 35.3 percent from 33.5 percent in the first quarter 2002, with higher margins in each of our three business units and also a lower mix of voting business. Service gross margin increased to 26.4 percent from 26.0 percent in the first quarter 2002, continuing the trend of improvement.

OPERATING EXPENSES
Total operating expenses for the quarter were 20.1 percent, versus 19.4 percent for the first quarter of 2002. The increase in the operating expense percentage was due entirely to change in pension expense and inclusion of the voting business for a full quarter. Lower pension assumptions and the market downturn caused a net pension expense in the first quarter of 2003 compared to pension income in the first quarter of 2002. This resulted in an adverse impact of approximately $2 million in the first quarter of 2003. Research and development was up slightly due to expenses related to the launch of our new ATM product line.

OPERATING PROFIT
Operating profit was 10.2 percent of revenue, up from 10.0 percent in 2002. This was driven by improved gross margin offset in part by higher operating expenses. We again held operating margin in the financial self-service business, while overcoming the impact of pension expense.

NET INCOME
Net income was 6.3 percent of revenue compared to net loss of 1.7 percent in the first quarter 2002. Net income in the first quarter of 2002 before the cumulative effect of a change in accounting principle was 6.6 percent of revenue. In 2002, the company benefited from a $1.9 million gain on securitization of lease receivables, which did not reoccur.

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
PAGE 5/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
Diebold's balance sheet remains one of the strongest in any industry with a net debt to total capital ratio of approximately 1 percent, down from 6 percent at year end and down from 8 percent at the end of the first quarter 2002. Free cash flow improved dramatically from the prior year first quarter, improving from ($8.1) million in the first quarter of 2002 to $74.4 million in the current quarter. This improvement was a result of increased collection of receivables related to deferred revenue and better management of working capital. Inventory turns improved to 5.5 from 4.9 at the end of the first quarter 2002, while days sales outstanding (DSO) remained constant at approximately 90 days. DSO was impacted by delayed international collections and is expected to improve throughout the remainder of the year. In the current quarter, the company reduced net debt by $49.3 million from the end of 2002.

STOCK OPTION EXPENSE
As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the company continues to provide annual disclosure of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS 123, the full year impact in 2003 would be approximately $.05 per share compared to $.04 per share in 2002.

OUTLOOK
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.

Taking these factors into consideration, expectations for the second quarter and the year 2003 include:
     - Second quarter revenue will increase in the mid single-digit range vs. prior year.
     - Depreciation and amortization will be approximately $16 million for the second quarter.
     - Pension expense of approximately $.01 per share in the second quarter of 2003 compared to pension income of $.01 per share in the second quarter of 2002.
     -    Second quarter EPS to be in the range of $.54 to $.59.
     -    Full year fixed exchange rate revenue growth of 5-8 percent.
          -    Financial self-service revenue growth of 2-4 percent.
          -    Security growth of approximately 10-20 percent.
          -    Voting business growth of approximately 15-25 percent.
     -    A full year effective tax rate of approximately 32.0 percent.
     - Free cash flow is expected to be in the range of $175-$200 million during 2003.
     -    Full year earnings per share guidance of $2.32 to $2.42.


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

PAGE 6/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

NOTES FOR NON-GAAP MEASURES
1. Fixed exchange rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

2.       Free cash flow is calculated as follows:

                                                                          Q1 2003                      Q1 2002
                                                                          -------                      -------
         Net cash provided by operating activities (GAAP measure)        $ 98,479                      $   349
         Capital expenditures                                             (14,022)                      (6,974)
         Rotable spares expenditures                                      (10,092)                      (1,452)
                                                                         --------                      -------
         Free cash flow (non-GAAP measure)                               $ 74,365                      $(8,077)
                                                                         ========                      =======

         The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

3.       Net debt is calculated as follows:

                                                                          Q1 2003                    YEAR-END 2002
                                                                          -------                    -------------
         Notes payable (GAAP measure)                                   $ 159,333                       $226,259
         Industrial development revenue bonds and other                    21,100                         21,100
         Less cash, cash equivalents and other investments               (167,175)                      (184,815)
                                                                        ---------                       --------
         Net debt (non-GAAP measure)                                    $  13,258                       $ 62,544
                                                                        =========                       ========

         Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

FINANCIAL INFORMATION
Walden W. O'Dell and Senior Vice President and Chief Financial Officer Gregory
T. Geswein will discuss the company's financial performance during a conference call today at 10:00 a.m. (EDT). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site after the call.

FORWARD-LOOKING STATEMENT
In the company's written or oral statements, the use of the words "believes," "anticipates," "expects" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company, including statements concerning future operating performance, the company's share of new and existing markets, and the company's short- and long-term revenue and earnings growth rates. Although the company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators, which impact the company, there can be no assurance that the company's goals will be realized. The company is not obligated to report changes to its outlook. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company's uncertainties could cause actual results to differ materially from those anticipated in forward-looking statements. These include, but are not limited to:
     - competitive pressures, including pricing pressures and technological developments;
     - changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;
     - changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;
     - acceptance of the company's product and technology introductions in the marketplace;
     -    unanticipated litigation, claims or assessments;
     - ability to reduce costs and expenses and improve internal operating efficiencies; and
     - variation in consumer demand for self-service technologies, products and services.

Diebold, Incorporated is a global leader in providing integrated self-service delivery systems and services. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide and headquarters in Canton, Ohio, USA. Diebold reported revenue of $1.940 billion in 2002 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.
                                      # # #

PR/XXXX

DIEBOLD, INCORPORATED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                     Three Months Ended March 31

                                                                         2003           2002
                                                                       ---------      ---------
Net Sales
     Product                                                           $ 179,109      $ 181,046
     Service                                                             231,045        220,000
                                                                       ---------      ---------
     Total                                                               410,154        401,046

Cost of goods
     Product                                                             115,933        120,351
     Service                                                             170,028        162,848
                                                                       ---------      ---------
     Total                                                               285,961        283,199

Gross Profit                                                             124,193        117,847

     Percent of net sales                                                   30.3%          29.4%

Operating expenses
     Selling, general and administrative                                  68,070         63,712
     Research, development and engineering                                14,367         13,941
                                                                       ---------      ---------
     Total                                                                82,437         77,653
     Percent of net sales                                                   20.1%          19.4%

Operating profit                                                          41,756         40,194
     Percent of net sales                                                   10.2%          10.0%

Other income / (expense) and minority interest, net                       (3,668)          (933)
                                                                       ---------      ---------
Income before taxes                                                       38,088         39,261
     Percent of net sales                                                    9.3%           9.8%

Taxes on income                                                          (12,188)       (12,760)
     Effective tax rate                                                     32.0%          32.5%

                                                                       ---------      ---------
Income before cumulative effect of a change in accounting principle       25,900         26,501
                                                                       ---------      ---------
     Percent of net sales                                                    6.3%           6.6%

Cumulative effect of a change in accounting principle
  $38,859, net of taxes of $5,712                                           --          (33,147)
                                                                       ---------      ---------

Net Income                                                             $  25,900      $  (6,646)
                                                                       ---------      ---------
     Percent of net sales                                                    6.3%         -1.7%

Basic weighted average shares outstanding                                 72,199         71,807
Diluted weighted average shares outstanding                               72,475         72,170

Basic Earnings Per Share:
Income before cumulative effect of a change in accounting principle ...... $0.36          $0.37
Cumulative effect of a change in accounting principle, net of taxes ...... $0.00         ($0.46)
Net Income ............................................................... $0.36         ($0.09)

Diluted Earnings Per Share:
Income before cumulative effect of a change in accounting principle ...... $0.36          $0.37
Cumulative effect of a change in accounting principle, net of taxes ...... $0.00         ($0.46)
Net Income ............................................................... $0.36         ($0.09)

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)


                                                        MARCH 31, 2003  DECEMBER 31, 2002
                                                        --------------  -----------------
ASSETS
Current assets
     Cash and cash equivalents                             $  138,750      $  155,446
     Short-term investments                                     6,785           7,909
     Trade receivables, net                                   413,540         403,498
     Inventories                                              247,541         236,614
     Other current assets                                     113,682         121,421
                                                           ----------      ----------
          Total current assets                                920,298         924,888

Securities and other investments                               66,232          66,151
Property, plant and equipment, net                            232,963         219,633
Goodwill                                                      283,182         268,606
Other assets                                                  146,418         145,803
                                                           ----------      ----------
                                                           $1,649,093      $1,625,081
                                                           ----------      ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Notes payable                                         $  159,333      $  226,259
     Accounts payable                                          87,008          90,713
     Other current liabilities                                310,528         245,179
                                                           ----------      ----------
          Total current liabilities                           556,869         562,151

Other long-term liabilities                                   127,779         122,107
Total shareholders' equity                                    964,445         940,823
                                                           ----------      ----------
                                                           $1,649,093      $1,625,081
                                                           ----------      ----------

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS EXCEPT)

                                                                                               Three Months Ending
                                                                                         MARCH 31, 2003  MARCH 31, 2002
                                                                                         --------------  --------------
Cash Flow from operating activities:
     Net Income (loss)                                                                      $  25,900       $  (6,646)
     Adjustments to reconcile net income to cash
          provided by operating activities
          Depreciation and amortization                                                        15,425          13,139
          Deferred income taxes                                                                   100            (760)
          Loss (gain) on disposal of assets                                                       883            (311)
          Cumulative effect of change in accounting principle                                    --            38,859
          Minority share of income                                                              1,699             920
          Cash provided (used) by changes in certain assets
          and liabilities:
               Trade receivables                                                               (3,411)         (4,928)
               Inventories                                                                     (7,192)        (16,875)
               Accounts payable                                                                (6,502)        (25,906)
               Certain other assets and liabilities                                            71,577           2,857
                                                                                            ---------       ---------

     Net cash provided by operating activities                                                 98,479             349

Cash flow from investing activities:
     Payments for acquisitions, net of cash acquired                                             --            (3,682)
     Net investment activity                                                                    1,397          11,820
     Capital expenditures                                                                     (14,022)         (6,974)
     Rotable spares expenditures                                                              (10,092)         (1,452)
     Decrease (increase) in certain other assets                                               (5,903)         11,204
                                                                                            ---------       ---------

     Net cash provided (used) by investing activities                                         (28,620)         10,916

Cash flow from financing activities:
     Dividends paid                                                                           (12,285)        (11,872)
     Short term borrowings, net                                                               (70,625)        (13,008)
     Net (payments) proceeds from securitization                                               (3,705)          9,200
     Other financing activities                                                                (1,176)          2,599
                                                                                            ---------       ---------

     Net cash used by financing activities                                                    (87,791)        (13,081)

Effect of exchange rate changes on cash                                                         1,236          (6,598)
                                                                                            ---------       ---------

Decrease in cash and cash equivalents                                                         (16,696)         (8,414)
Cash and cash equivalents at the beginning of the period                                      155,446          73,768
                                                                                            ---------       ---------
Cash and cash equivalents at the end of the period                                          $ 138,750       $  65,354
                                                                                            =========       =========